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                              AMENDED AND RESTATED
                   FEE WAIVER AND EXPENSE LIMITATION AGREEMENT

         AGREEMENT made December ____, 2001, between STATE STREET RESEARCH & MANAGEMENT COMPANY, a Delaware corporation (the "Advisor"), and STATE STREET RESEARCH INSTITUTIONAL FUNDS, a Massachusetts business trust (the "Trust").

     1. RECITALS. The Trust has been organized to serve as an investment vehicle primarily for certain large institutional and private client accounts, and both the Trust and the Advisor believe that they and the Trust's shareholders would benefit if each series of the Trust constituting a separate investment portfolio set forth below (each a "Fund" and, collectively, the "Funds") were to achieve and maintain an amount of assets sufficiently large to result in economies of scale for the Fund and sufficient future revenues for the Advisor. Therefore, the Advisor is agreeing to take certain actions more specifically described below to reduce or eliminate certain costs otherwise borne by shareholders of the Funds and to enhance the returns generated for shareholders of the Funds.

     2. GENERAL AGREEMENT. The Advisor will, until this Agreement is terminated under Section 4, take one or more of the three actions described in
Section 3 to the extent that the Fund's total annual operating expenses, excluding brokerage commissions and other investment-related costs, extraordinary, non-recurring and certain other unusual expenses (including taxes, litigation expenses and other extraordinary legal expenses), securities lending fees and expenses and interest expense, exceed the percentage of that Fund's average daily net assets (the "Expense Limitation") set forth in the table below:

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              FUND                                     EXPENSE LIMITATION
--------------------------------------------------------------------------------
Core Fixed Income Fund                                         0.25%
--------------------------------------------------------------------------------
Core Plus Fixed Income Fund                                    0.25%
--------------------------------------------------------------------------------
Large Cap Growth Fund                                          0.45%
--------------------------------------------------------------------------------
Concentrated International Equity Fund                         0.70%
--------------------------------------------------------------------------------
Large Cap Analyst Fund                                         0.45%
--------------------------------------------------------------------------------

     3. ADVISOR ACTIONS. The Advisor will use its best efforts to cause each Fund to comply with the Expense Limitation described in Section 2 by taking one or more of the following actions: (i) waiving a portion of its fee under the Advisory Agreement between the Advisor and the Trust relating to the Fund; (ii) reimbursing the Fund for expenses exceeding the Expense Limitation; or (iii) paying directly expenses that may exceed the Expense Limitation.

     4. TERM. This Agreement shall have an initial term ending on June 1, 2004, and shall automatically be continued for one-year terms ending on June 1 thereafter unless either the Trust or the Advisor provides 30 days prior written notice to the other party of its intent not to renew the Agreement.



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     5.   NOTICE. The Advisor hereby notifies the Trust that, pursuant to
Section 4 of the Amended and Restated Fee Waiver and Expense Limitation Agreement between the Advisor and the Trust dated June 8, 2000, the Advisor will not renew such Agreement, the current term of which ends on June 1, 2002.

     6. MISCELLANEOUS. The Advisor understands and acknowledges that the Trust intends to rely on this Agreement, including in connection with the preparation and printing of the Trust's prospectuses and its daily calculation of each Fund's net asset value.

     This Agreement constitutes the entire agreement between the Advisor and the Trust concerning the subject matter hereof and supersedes all prior oral and written agreements and understandings between the parties concerning such subject matter.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.


                              STATE STREET RESEARCH &
                              MANAGEMENT COMPANY


                              By:
                                  ---------------------------------------
                              Name:
                              Title:


                              STATE STREET RESEARCH
                              INSTITUTIONAL FUNDS


                              By:
                                  ---------------------------------------
                              Name:
                              Title:





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